Exhibit 10.23
January 11, 2008
GAIN Capital Holdings, Inc.
550 Hills Drive, Suite 210
Bedminster, NJ 07921
Attn: Glenn Stevens, Chief Executive Officer
Re: Change of Employment Status
Glenn:
     This letter is to confirm certain agreements with respect to my ongoing relationship with GAIN Capital Holdings, Inc. (the “Company”). Although I stepped down as Chief Executive Officer of the Company on June 7, 2007 and am no longer an employee of the Company, I remain the non-executive Chairman of the Board of Directors of the Company (the “Change of Status”). I am currently a party to (i) that certain Severance Agreement, dated as of March 29, 2006 (the “Severance Agreement”), between me and the Company and (ii) that certain Employee Non-Disclosure, Assignment of Developments Non-Competition and Non-Solicitation Agreement, dated as of February 1, 2000, as amended by Amendment #1 thereto on March 29, 2006 (as so amended, the “Non-Compete Agreement”), between me and the Company (as successor to GAIN Capital, LLC).
I hereby agree and acknowledge to the following:
a) I am not, and will not be, owed any severance or other payments in connection with the Severance Agreement as a result of my Change of Status or any future termination of my relationship with the Company for any reason. The Severance Agreement is hereby terminated and of no further force or effect.
b) In connection with my duties as Chief Executive Officer of the Company through June 7, 2007, I will be entitled to a bonus equal to $807,000, which I agree equals the aggregate of all prior unpaid quarterly and annual bonus amounts owed to me. The Company will not owe me any other cash bonus or other cash compensation in connection with my prior employment duties or my Change of Status. Except as set forth herein, I will cease to participate in all other employee benefits of the Company after December 31, 2007.
c) So long as I am a director, the Company will cover my health insurance benefits in a manner comparable to senior Company executives and I will be reimbursed for all Company business related expenses. I will receive the same annual compensation for serving as a director of the Company as received by independent directors; provided, however, that so long as I am Chairman, I shall receive between 1.35x and 1.5x the annual compensation received by independent directors, as determined by the compensation committee of the Company.

d) I agree that I will not sell or attempt to sell any shares of capital stock of the Company to a third party until the earlier to occur of (the “Restriction Release Date”) (i) an initial public offering of the Company’s capital stock (an “IPO”) or (ii) March 7, 2008. If the Company launches a voluntary tender offer to current stockholders prior to March 7, 2008, I may participate for $8.5 million (and will not participate in any employee tender offer). Notwithstanding the foregoing, if the Company has engaged an investment bank to pursue an IPO, such investment bank has either already filed a Form S-l relating thereto or is aggressively working on filing a Form S-l relating thereto, and such investment bank is actively working towards an IPO, the Restriction Release Date will be extended until the date of the IPO or such time that the Board of Directors of the Company determines that such potential IPO is no longer imminent; provided, however, that in no event will the Restriction Release Date extend beyond June 7, 2008. I further agree that if I am Chairman of the Board of Directors of the Company on the date of an IPO, I will be subject to normal and customary investment banker seller restrictions following such IPO.
e) To the extent that any shares of the Company’s capital stock that I request to be included in an IPO are excluded from such IPO, I shall have the priority right to include such excluded shares in any “green shoe” up to my pro rata amount (determined based upon the total shares requested to be included in such underwriting by all shareholders).
f) So long as I remain Chairman, I will maintain an executive-sized office at the Company designated by the Chief Executive Officer and access to an administrative assistant. So long as I am a director of the Company, I will have access to information typical and customary of a board member and to the extent that I have any information requests such requests shall be made to the Chief Executive Officer of the Company or such other person or through such process as may be designated by the Chief Executive Officer from time to.
g) Section 3(a) of the Non-Compete Agreement is hereby amended in its entirety to read as follows:
     “While I am employed at the Company and during the period after my voluntary termination of my employment with the Company until and through June 6, 2008 (the “Non-Compete Term”), other than in connection with my service as Chairman of the Company, I will not engage (for my own account or for the benefit of any other person or entity), directly or indirectly, as a principal, proprietor, partner, officer, employee, independent contractor, broker, consultant, agent, investor, solely or jointly with others, or as a stockholder, member or other owner in or of any business, person or entity then engaged in or planning to be engaged in, (x) the internet retail trading of foreign exchange or (y) any business approved for the Company or its affiliates to be engaged in by the Board of Directors of the Company during the time at which I was either employed by the Company or a member of the Board of Directors of the Company (clauses (x) and (y) collectively, the “Business”); provided, however, that this shall not prohibit me from making investments in any person or entity that engages, directly or through a subsidiary or an affiliate, with the Business or any part thereof, and whose securities are publicly listed on a stock exchange, such investments not to exceed more than one percent (1%) of the total voting power of such person or entity, subject to such investment being a passive investment where I do not either (a) intend to or have the right to influence (other than through the voting of shares) or direct the operations or management of any such person or entity or (b) participate with any other person or entity in any group with such intention or right.”
h) The Non-Compete Agreement is hereby amended by adding the following new sections thereto:
“7. I agree that during the Non-Compete Term, I shall not, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away any person or entity that is then or was at any time previously a customer, significant vendor or supplier, or potential strategic investor or partner to the Company or any of its affiliates for any purpose with respect to any matter, activity or service within the scope of the Business, or contact or communicate with any such person or entity for any such purpose.
8. I agree that during the Non-Compete Term, I shall not, directly or indirectly, solicit or attempt to employ any person who is then or was an employee of the Company or any of its affiliates at any time during my employment with the Company or any of its affiliates or my serving on the Board of Directors of the Company (or contact or communicate with any such Person for any such purpose); provided, however, that such restrictions shall not apply to individuals who are terminated by the Company or its affiliates without my having taken any action otherwise prohibited by this Agreement. In addition, I agree that I shall not engage in any activity that would cause any present or former employee of the Company or any of its affiliates to violate any agreement between such person and the Company or its affiliates.
9. I further acknowledge and agree that any breach of any of the obligations set forth in this Agreement could result in irreparable damage to the Company, its affiliates and their business which could not be compensated by monetary damages alone. Therefore, in addition to all other legal or equitable remedies that may be available to the Company for any breach of this Agreement, I agree that the Company shall be entitled to equitable relief, including an injunction enjoining any breach or threatened breach (including preliminary, temporary and pem1anent injunctions and restraining orders) and specific performance of this Agreement, as a remedy for any such breach or threatened breach, and I further waive any requirements for the securing or posting of any bond in connection with any such remedy. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
i) Notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2006 Equity Compensation Plan (or a successor plan), the vesting schedule for the unvested RSUs granted on or after December 31, 2006 which are unvested as of January 1, 2008, are hereby amended so that 50% of such unvested amount shall vest monthly during 2008 (on the last day of the applicable month) and the remaining 50% of such unvested amount shall vest monthly during 2009 (on the last day of the applicable month). However, if I am removed as a director of the Company for any reason, other than Cause (as defined in that certain Severance Agreement, dated as of March 27,2006, between me and GAIN Capital Holdings, Inc.), any unvested options or units will automatically accelerate in full and be deemed to be fully vested at that time. The Call Option set forth in that certain Restricted Stock Unit Agreement, dated as of January 1, 2007, is hereby terminated.
j) If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.”
k) except as amended by this letter agreement, the Non-Compete Agreement shall remain unchanged and continue in full force and effect.
This letter agreement shall be governed by and construed under the laws of the State of New Jersey in all respects as such laws are applied to agreements among New Jersey residents entered into and performed entirely within such state.

Very truly yours,

Mark Galant

/s/ Mark E. Galant

AGREED TO AND ACCEPTED:

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Glenn Stevens

Name: Glenn Stevens
Title: Chief Executive Officer

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